Exhibit 99.01

CASPI SEGMENT DETAIL OF SALES REVENUE, OPERATING EARNINGS (LOSS) AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue
Sales revenue - CASPI restructured, divested, and consolidated product lines (1)	$174	$193	$74	$--	$441
Sales revenue - continuing product lines	265	283	283	282	1,113
Total sales revenue	$439	$476	$357	$282	$1,554

Operating Earnings (Loss) and Asset Impairments and Restructuring Charges
Operating loss - CASPI restructured, divested, and consolidated product lines (1) (2)	$(11)	$(72)	$(2)	$--	$(85)
Operating earnings - continuing product lines	41	48	40	23	152
Total Operating earnings (loss)	$30	$(24)	$38	$23	$67

Other Operating (expense)	$--	$--	$--	$--	$--
Asset impairments and restructuring charges - CASPI restructured, divested, and consolidated product lines (1)	5	66	1	--	72
Asset impairments and restructuring charges - continuing product lines	1	3	3	2	9
Total asset impairments and restructuring charges	$6	$69	$4	$2	$81

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2003	2003	2003	2003	2003

Sales Revenue
Sales revenue - CASPI restructured, divested, and consolidated product lines (1)	$174	$190	$185	$170	$719
Sales revenue - continuing product lines	237	251	236	240	964
Total sales revenue	$411	$441	$421	$410	$1,683

Operating Earnings (Loss) and Asset Impairments and Restructuring Charges
Operating loss - CASPI restructured, divested, and consolidated product lines (1) (2)	$(31)	$(28)	$(464)	$(15)	$(538)
Operating earnings - continuing product lines	28	47	29	32	136
Total Operating earnings (loss)	$(3)	$19	$(435)	$17	$(402)

Other Operating income	$--	$--	$--	$13	$13
Asset impairments and restructuring charges - CASPI restructured, divested, and consolidated product lines (1)	1	1	449	6	457
Asset impairments and restructuring charges - continuing product lines	1	--	3	1	5
Total asset impairments and restructuring charges	$2	$1	$452	$7	$462

(1) These businesses and product lines include acrylate ester monomers, composites (unsaturated polyester resins), inks and graphic arts raw materials, liquid resins, powder resins and textile chemicals divested on July 31,2004 as well as other restructuring, divestiture and consolidation activities that the Company has completed related to these businesses and product lines.
(2) Includes allocated costs consistent with the Company’s historical practices, some of which remain and were reallocated to the remainder of the segment and other segments.

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